Exhibit 10.1

Execution Version

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (this “Agreement”), effective as of the date it is executed by all Parties (the “Effective Date”), is entered into by and between Nabors Energy Transition Corp. II (“NETD” or the “SPAC”), Nabors Energy Transition Sponsor II LLC (“Sponsor”), and Liffey Merger Sub, LLC (“Merger Sub,” and together with NETD and Sponsor, the “SPAC Parties”), and e2Companies, LLC (“e2” or the “Company”). Each of the SPAC Parties and e2 is sometimes referred to herein individually as a “Party,” and collectively as the “Parties.” Effectiveness of this Agreement is contingent upon the satisfaction of the conditions precedent set forth in Section 10 of the Promissory Note (as defined below).

RECITALS

WHEREAS, on February 11, 2025, NETD, Merger Sub, and e2 entered into a Business Combination Agreement and Plan of Reorganization (the “BCA”), pursuant to which, among other things, NETD would domesticate as a Delaware corporation and Merger Sub was to merge with and into e2, with e2 surviving as a wholly owned subsidiary of NETD (the “Transaction”);

WHEREAS, in connection with the BCA, the parties entered into various ancillary agreements, including, but not limited to, the Mutual Non-Disclosure Agreement dated September 3, 2024 (the “NDA”), the Support Agreement, and the Sponsor Letter,1 as well as other agreements referenced in the BCA;

WHEREAS, disputes arose among the Parties concerning the BCA, the Transaction, and related agreements, and on July 11, 2025, NETD and Merger Sub initiated a lawsuit against e2. On August 1, 2025, e2 filed counterclaims against NETD, Sponsor, Merger Sub, and Nabors Industries Ltd. The action is captioned Nabors Energy Transition Corp. II, et al. v. e2Companies, LLC, C.A. No. 2025-0810-BWD (Del. Ch.) (the “Action”);

WHEREAS, the Parties do not make any admissions of liability or wrongdoing of any kind whatsoever in relation to the Action;

WHEREAS, the Parties enter into this Agreement solely to avoid the burden, uncertainty, and expense of continued litigation of the Action and continued disputes concerning the BCA, the Transaction, and related agreements;

WHEREAS, the Parties each desire to settle the Action and resolve their disputes concerning the BCA, the Transaction, and related agreements on the terms set forth in this Agreement without further litigation;

WHEREAS, the Board of Directors of NETD has (i) determined that it is advisable and in the best interest of NETD and its stockholders to terminate the BCA; (ii) determined that it is advisable and in the best interest of NETD and its stockholders to enter into this Agreement and (iii) approved the execution, delivery, and performance by NETD of this Agreement and the transactions contemplated hereby;

1 Unless otherwise stated, capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the BCA.

WHEREAS, e2 has determined that it is in its best interest to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the adequacy and receipt of which the Parties hereby acknowledge, the Parties agree as follows:

Section 1.               Settlement Payment.

1.1.           Delivery of Promissory Note. Concurrent with the execution of this Agreement, the Parties shall enter into a promissory note in substantially the same form as that attached hereto as Exhibit A (the “Promissory Note”); the terms of which are incorporated herein by reference. An Event of Default under the Promissory Note as defined therein shall be considered a material breach of this Agreement.

1.2.           Trigger Event Payments.

(a)            Upon the occurrence of any Trigger Event (as defined below) within twenty-four months after the Effective Date, e2 shall make (or cause to be made) a cash payment to NETD equal to 6.5% of the equity value of e2 in excess of $500 million implied by such Trigger Event (each, a “Trigger Event Payment”).

(b)            For purposes of this Agreement, a “Trigger Event” means any of the following:

(i)            a Change of Control of any Covered Entity;

(ii)           directly or indirectly, an Initial Public Offering of a Covered Entity; or

(iii)          another event in connection with which, directly or indirectly, the securities of a Covered Entity become listed on a national securities exchange (or are exchanged in whole or in part for securities of another company listed on a national securities exchange).

(c)            For purposes of this Agreement, the equity value of e2 implied by a Trigger Event shall be as mutually agreed by e2 and NETD. In the event that e2 and NETD are unable to agree to an implied equity value of e2, after negotiating in good faith for 15 days, during which e2 shall provide supplemental information reasonably requested by NETD to support such calculation, then the Parties shall appoint Ernst & Young LLP (the “Independent Advisor”) to determine such valuation. If Ernst & Young is unavailable or unable to serve as the Independent Advisor due to a conflict of interest or otherwise, then the Parties shall appoint KPMG LLP to serve as the Independent Advisor. The SPAC Parties on one side and e2 on the other shall each provide fifty percent of the compensation of the Independent Advisor.

(d)            Notwithstanding anything to the contrary herein, if, at the time a Trigger Event occurs, NETD has entered into a definitive agreement for a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization, or similar transaction with one or more operating businesses (other than the Company or any of its affiliates or NETD or any of its affiliates) (an “NETD Alt. Transaction”), but such NETD Alt. Transaction has not yet been consummated, then any Trigger Event Payment that would otherwise be required under Section 1.2(a) shall instead be deposited by e2 (or the applicable payor) into an escrow account pursuant to an escrow agreement on terms reasonably acceptable to NETD. If the definitive agreement for the NETD Alt. Transaction is terminated prior to consummation, the amounts held in escrow shall be released to NETD within three business days of written notice from NETD. If the NETD Alt. Transaction is consummated, the amounts held in escrow shall be released from escrow to e2 and at the direction of e2. For the avoidance of doubt, upon consummation of a NETD Alt. Transaction, no further Trigger Event Payments shall be required with respect to any Trigger Event occurring thereafter, and any amounts held in escrow in respect of Trigger Events occurring prior to such consummation shall be released to e2 in accordance with this Section 1.2.

(e)            For the avoidance of doubt, no amounts previously paid, or required to be paid (whether or not made when due), under the Promissory Note or a Trigger Event Payment will be required to be repaid to e2 by NETD.

1.3.           Definitions.

(a)            “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934 (the “Exchange Act”), except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

(b)            “Change of Control” means, with respect to a Covered Entity (a) a transaction or series of related transactions in which a Person or group of related Persons, other than any Permitted Holder, is or becomes the Beneficial Owner, directly or indirectly, of more than (i) fifty percent (50%) of the aggregate Equity Interests or (ii) twenty-five percent (25%) of the ordinary voting power, in each case, of such Covered Entity, (b) any transaction where the Equity Interests of such Covered Entity are exchanged (including by merger) or converted, in whole or in part, into equity or debt securities in another entity or (c) a sale or exchange of assets by such Covered Entity (in a single transaction or a series of related transactions) constituting sixty percent (60%) or more of the book value of the Company’s consolidated total assets (as determined in accordance with GAAP) as of the end of the most recently completed calendar quarter, other than the sale of inventory in the ordinary course of business.

(c)            “Covered Entity” means: (i) each of the Company, Iepreneur Consulting, LLC (“Iepreneur”), any of their respective Subsidiaries, successors or assigns; or (ii) any other entity (including but not limited to special purpose vehicles or joint ventures) through which the Company, Iepreneur, James Richmond, Jeanne Richmond or any entity in which any of the foregoing, directly or indirectly, owns an interest, or any of their respective successors or assigns, directly or indirectly, owns assets used in the business of the Company or its Subsidiaries.

(d)            “Equity Interests” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of that Person’s equity capital, whether now outstanding or issued or acquired after the Effective Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations, or any other equivalent of any such ownership interest.

(e)            “Family Member” means any grandparent, parent, spouse, sibling or lineal descendant of James Richmond or Jeanne Richmond, and shall include adoptive relationships.

(f)            “Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.

(g)            “Initial Public Offering” means the process by which an entity offers shares of its stock to the public for the first time.

(h)            “Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority, or other entity.

(i)           “Permitted Holder” shall mean (a) James Richmond, (b) Jeanne Richmond, and (c) to the extent becoming a Beneficial Owner of the Company as a result of bona fide estate planning transfers by, or transfers upon the death of, James Richmond or Jeanne Richmond, in each case (x) a Family Member, (y) a trust the sole beneficiaries of which are Family Members or (z) an entity of which the sole owners are Family Members or trusts, the sole beneficiaries of which are Family Members.

(j)             “Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company, unlimited liability company or other entity of which that Person owns, directly or indirectly, outstanding Equity Interests having more than fifty percent (50%) of the ordinary voting power for the election of directors or other managers of that corporation, partnership, limited liability company, or other entity.

Section 2.               Dismissal of the Action.

2.1.           Dismissal Procedure. The Parties agree to dismiss the Action and any other actions between the SPAC Parties and/or any of their respective affiliates, on the one hand, and e2 and/or any of its affiliates on the other hand, with prejudice. To effectuate dismissal of the Action, the Parties agree to execute and file in the Delaware Court of Chancery the Stipulation of Dismissal with Prejudice in substantially the same form as that attached hereto as Exhibit B within three business days from the date of the Effective Date, and to take any other reasonable steps necessary to effectuate such dismissal.

2.2.           Resolution of Fees and Costs. It is understood and agreed that this Agreement resolves any claim a Party has or could have had for legal fees, indemnification, interest of any kind, or costs associated with the Action, and that, other than making the payments and providing the Settlement Payment in full as set forth in Section 1, no Party shall have any further liability to any other Party, for fees, interest, costs or otherwise, in connection with the Action.

Section 3.               Termination of the BCA.

3.1.           Mutual Termination and Surviving Obligations. Upon the Effective Date, the BCA and all ancillary agreements entered into in connection therewith (including, but not limited to, the NDA, the Support Agreement, and the Sponsor Letter) shall be deemed terminated by mutual agreement, and no Party shall have any further liability thereunder; provided that (a) the obligations in Section 6.03 of the BCA and Section 4 of the NDA shall expressly survive termination and shall remain in effect in accordance with their terms, and (b) the transfer restrictions referenced in Section 2.1 of the Support Agreement terminate upon the Effective Date.

Section 4.               Releases.

4.1.           Release by SPAC Parties. As of the Effective Date, the SPAC Parties, on behalf of themselves and each of their respective predecessors, successors, assigns, affiliates, subsidiaries, officers, directors, managers, equityholders, employees, agents and representatives (collectively, the “SPAC Releasing Parties”), irrevocably and unconditionally release and forever discharge e2, its affiliates, and each of their respective predecessors, successors, assigns, officers, directors, managers, equityholders, employees, agents, and representatives (collectively, the “e2 Released Parties”) from any and all claims, causes of action, demands, damages, liabilities, costs or expenses of any nature, whether known or unknown, suspected or unsuspected, fixed or contingent, that the SPAC Releasing Parties ever had, now have, or may in the future have, including any claim for attorneys’ fees or costs, investment banker fees, broker fees, or other consultant fees and costs. Notwithstanding the foregoing, the SPAC Parties and their affiliates reserve the right to bring future claims (i) to enforce this Agreement; (ii) to enforce the Promissory Note; (iii) for breach of obligations that survive termination under Section 6.03 of the BCA or Section 4 of the NDA; and (iv) for infringement or violation of their trademarks, copyrights, patents and Trade Secrets (as defined in the Federal Defend Trade Secrets Act) (collectively, “IP”) that arise (a) from actions after the Effective Date, or (b) from actions that were unknown at the Effective Date which began before the Effective Date and that continued after the Effective Date (for the avoidance of doubt, no Party shall be entitled to any damages arising from known pre-settlement conduct); provided that nothing herein shall be construed as granting a license to use the IP of another Party.

4.2.           Release by e2. As of the Effective Date, e2, on behalf of itself and each of its predecessors, successors, assigns, affiliates, subsidiaries, officers, directors, managers, equityholders, employees, agents and representatives (collectively, the “e2 Releasing Parties”) irrevocably and unconditionally release and forever discharge the SPAC Parties, their affiliates, and each of their respective predecessors, successors, assigns, officers, directors, managers, equityholders, employees, agents and representatives (collectively, the “SPAC Released Parties”) any and all claims, causes of action, demands, damages, liabilities, costs or expenses of any nature, whether known or unknown, suspected or unsuspected, fixed or contingent, that e2 ever had, now has, or may in the future have, including any claim for attorneys’ fees or costs, investment banker fees, broker fees, or other consultant fees and costs. Notwithstanding the foregoing, e2 and its affiliates reserve the right to bring future claims (i) to enforce this Agreement; (ii) to enforce the Promissory Note; and (iii) for infringement or violation of their IP that arise (a) from actions after the Effective Date, or (b) from actions that were unknown at the Effective Date which began before the Effective Date and that continued after the Effective Date (for the avoidance of doubt, no Party shall be entitled to any damages arising from known pre-settlement conduct); provided that nothing herein shall be construed as granting a license to use the IP of another Party.

4.3.           Scope of Releases. Except as set forth in Sections 4.1(iv) and 4.2(iv) above, the releases contemplated by this Agreement extend to claims that the Parties do not know or suspect to exist at the time of the release, which, if known, might have affected the Parties’ decision to enter into this Agreement. The Parties acknowledge that they may discover facts in addition to or different from those now known or believed to be true with respect to the settled claims, but that it is the intention of the Parties to hereby completely, fully, finally, and forever compromise, settle, release, discharge, and extinguish any and all claims amongst them, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery of additional or different facts.

4.4.           Covenant Not to Sue. The e2 Releasing Parties and the SPAC Releasing Parties, (collectively, the “Releasing Parties”) covenant not to bring any claim released pursuant to Sections 4.1, 4.2, and 4.3 before any court, arbitrator or other tribunal in any jurisdiction, whether as a claim, a cross-claim, counterclaim or otherwise. Any SPAC Released Party or e2 Released Party (collectively, the “Released Parties”) may plead this Agreement as a complete bar to any claim released pursuant to this Agreement brought in derogation of this covenant not to sue.

4.5.           Waiver of Section 1542. With respect to the claims released pursuant to Sections 4.1, 4.2, and 4.3 of this Agreement, the Parties waive and relinquish any and all provisions, rights and benefits conferred by any law of the United States or of any state or territory of the United States or of any other relevant jurisdiction, or principle of common law, which is similar, comparable or equivalent to Section 1542 of the California Civil Code. With respect to such released claims only, the Parties expressly waive and relinquish, to the fullest extent permitted by law, the provisions, rights, and benefits of Section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Section 5.               [RESERVED].

Section 6.               Authority.

6.1.           Organizational Authority. Each Party that is a corporation or limited liability company represents and warrants that it has executed this Agreement freely, fully intending to be bound by the terms and provisions contained herein; that it has full corporate and/or organizational power and authority to execute, deliver, and perform this Agreement; that prior to the date of this Agreement, any corporate and/or organizational action of any such Party necessary for the execution, delivery and performance of this Agreement by such Party has been duly taken; and that this Agreement has been duly authorized and executed by such Party, is the legal, valid and binding obligation of such Party, and is enforceable as to it in accordance with its terms.

6.2.           Individual Authority. Each Party represents and warrants that the person signing on behalf of any such Party is duly authorized to sign on behalf of and bind that Party.

Section 7.               Miscellaneous.

7.1.           Compromise and Representation; No Admission of Liability. The Parties agree and acknowledge that this Agreement, all terms and conditions contained therein, and the performance thereof, are entered into solely for the purpose of settling and resolving disputes between the Parties. Each Party enters this Agreement and agrees to perform its terms solely to avoid the risk, uncertainty and expense of further litigation of matters in dispute between them. The Parties agree and acknowledge that this Agreement shall not be construed as an admission of any liability, wrongdoing, or responsibility on their parts or on the part of their predecessors, successors, assigns, affiliates, subsidiaries, officers, directors, accountants, attorneys, insurers, employees, investors, representatives, and others acting for or on the Parties’ behalf.

7.2.           Public Disclosure. Within four business days following execution of this Agreement, NETD shall file a Current Report on Form 8-K with a copy of this Agreement as an exhibit. NETD will consult with e2 regarding the contents of the aforementioned Form 8-K before filing.

7.3.           Non-Disparagement. The Releasing Parties shall not disparage the other Parties or their business practices, acts, conduct or business (including that of their successors, assigns, affiliates, subsidiaries, officers, directors, accountants, attorneys, insurers, employees, investors, representatives and others acting for or on their behalf) with regard to any matter related to this Agreement, the Transaction, the BCA, or the Action. This Section 7.3 will not restrict or impede any Releasing Party or such other person from providing information in response to any governmental agency, applicable self-regulatory organizations having jurisdiction over a Party or its subsidiaries, rulemaking authority, pursuant to the exercise of subpoena power, legal process, or as required for governmental testimony or judicial, administrative or arbitral proceedings.

7.4.           Integration. The Parties agree that this is a “fully integrated” Agreement. This document contains the entire agreement of the Parties with respect to its subject matter, and all prior oral or written agreements, contracts, negotiations, representations and discussions, if any, pertaining to this matter are merged into this Agreement. In entering into and performing this Agreement, no Party has relied upon, or will rely upon, any statement or representation made by any person or entity which is not expressly reflected in this Agreement. This Agreement may not be modified except in writing executed and delivered by all Parties.

7.5.           Assignment. This Agreement shall bind and inure to the benefit of the Parties hereto, their predecessors, successors, assigns, agents and attorneys. The Parties represent and warrant that they have not assigned, or in any way conveyed, transferred or encumbered, all or any portion of any claim or right that is the subject of this Agreement, and that no other party holds or has any right to assert any claim being released here.

7.6.           Cooperation in Drafting. The Parties cooperated in the drafting and preparation of this Agreement. The Parties acknowledge that the terms of this Agreement are contractual and are the product of negotiations between them. No Party shall be deemed the drafter of this Agreement. In the construction of this Agreement, no provision hereof or any claimed ambiguity or uncertainty as to the Agreement’s provisions or meaning shall be construed for or against any Party.

7.7.           Disputes; Exclusive Jurisdiction; Choice of Law. The Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to New York rules governing conflicts of law that would result in application of any other body of law. Each Party hereto irrevocably and unconditionally submits to and accepts the exclusive jurisdiction of the courts of the State of New York located in New York County for any dispute, controversy, or claim arising out of or relating to this Agreement, including the breach, interpretation, or validity of this Agreement; provided that, in the event subject matter jurisdiction is unavailable in any of the courts of the State of New York located in New York County, then any such dispute, controversy or claim arising out of or relating to this Agreement, including the breach, interpretation, or validity of this Agreement, shall be brought, heard, and determined exclusively in the United States District Court for the Southern District of New York. The Parties hereby waive any objections and claims that such courts are inconvenient fora or lack personal jurisdiction over any Party. The Parties waive any right to a trial by jury in such an action or proceeding. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

7.8.           Remedies. The Parties agree that they shall be entitled to specific performance of this Agreement and that in the event of a material breach of this Agreement, the non-breaching party is entitled to its costs and expenses (including reasonable attorneys’ fees) in connection with successfully seeking relief, in whole or in part, for a breach of this Agreement.

7.9.           Notice. Any notice given hereunder shall be in writing and delivered by United States Certified Mail, return receipt requested, or by Federal Express (or other overnight carrier) with recipient signature required, or by email with delivery confirmation, to:

If to the SPAC Parties:

Nabors Energy Transition Corp. II

515 West Greens Road, Suite 1200

Houston, Texas 77067

Attention: Michael Csizmadia

Email: mike.csizmadia@nabors.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attention: Scott Rubinsky, Ramey Layne

Email: srubinsky@velaw.com; rlayne@velaw.com

If to e2:

e2Companies LLC

8901 Quality Road

Bonita Springs, Florida 34135

Attention: James Richmond

Email: james.richmond@e2companies.com

with a copy (which shall not constitute notice) to:

Benesch, Friedlander, Coplan & Aronoff LLP

1115 Avenue of the Americas, 26th Floor

New York, New York 10036

Attention: Matthew Fox

Email: mfox@beneschlaw.com

Any Party may change its address for purposes of this Section by providing written notice in accordance with this paragraph.

7.10.         Paragraph Headings. Paragraph headings contained in this Agreement are inserted solely as reference aids for the ease and convenience of the reader. They shall not be deemed to define or limit the scope or substance of the provisions they introduce, nor shall they be used in construing the intent or effect of such provisions or any other aspect of this Agreement.

7.11.         Execution. The Parties agree that this Agreement may be executed in identical counterparts by the Parties, and each such counterpart shall be deemed an original and, taken together, all of them shall constitute one and the same Agreement that shall be binding and effective as to all Parties. An electronic signature or signatures transmitted in PDF by electronic mail will be binding and enforceable to the same extent as an original signature.

7.12.         Waiver. No waiver of any breach, failure, right or remedy shall be deemed a waiver of any other breach, failure, right or remedy, whether or not similar; nor shall any waiver constitute a continuing waiver unless a writing specifically specifies. No provision of this Agreement may be waived except by a written instrument signed by the Party waiving compliance.

7.13.         Third-Party Beneficiaries. Each Party hereto acknowledges and agrees that each of the non-party Released Parties and non-party Releasing Parties are bound by and are express third party beneficiaries of the releases contained in Sections 4.1, 4.2, and 4.3, the covenants not to sue in Section 4.4, and the non-disparagement clause in Section 7.3, and are entitled to enforce rights under such sections to the same extent that such non-party Released Parties and non-party Releasing Parties could enforce such rights if they were a party to this Agreement. Except as provided in the preceding sentence, there are no third-party beneficiaries to this Agreement, and this Agreement is not otherwise intended to and shall not otherwise confer upon any person, other than the Parties hereto, any rights or remedies hereunder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS HEREOF, the Parties have undertaken to set their hands as of the dates noted below.

For Nabors Energy Transition Corp. II:

By:	/s/ Anthony G. Petrello	Dated: October 14, 2025

Name:	Anthony G. Petrello
Title:	President, Chief Executive Officer and Secretary

[Signature Page to Settlement Agreement]

For Nabors Energy Transition Sponsor II LLC:

By:	/s/ Anthony G. Petrello	Dated: October 14, 2025

Name:	Anthony G. Petrello
Title:	President, Chief Executive Officer and Secretary

[Signature Page to Settlement Agreement]

For Liffey Merger Sub, LLC:

By:	/s/ Anthony G. Petrello	Dated: October 14, 2025

Name:	Anthony G. Petrello
Title:	President, Chief Executive Officer and Secretary

[Signature Page to Settlement Agreement]

For e2Companies, LLC:

By:	/s/ James Richmond	Dated: October 14, 2025

Name:	James Richmond
Title:	CEO

[Signature Page to Settlement Agreement]

EXHIBIT A

[Intentionally Omitted.]

EXHIBIT B

[Intentionally Omitted.]